US Oncology, Inc.	EXHIBIT 99.1
16825 Northchase Drive, Suite 1300	News Release
Houston, Texas 77060
www.usoncology.com

Contacts:
Bruce Broussard	Steve Sievert
Investor Relations	Public Relations
832.601.6103	832.601.6193

bruce.broussard@usoncology.com	steve.sievert@usoncology.com

US Oncology Reports Fourth Quarter and Year-end Results for 2003

HOUSTON, Feb. 26, 2004 – US Oncology, Inc. (Nasdaq: USON) today reported results for the 2003 fourth quarter and fiscal year.

The company recorded year-over-year increases in net operating revenue, earnings per share and net income for 2003. The table below provides a review of fourth quarter and fiscal year results, along with applicable comparisons:

($ in millions, except per share amounts)
	Q4 2003	Q4 2002	Q3 2003			YTD 2003	YTD 2002
Net Operating Revenue(1)	$657.3	$554.0	18.6%	$641.8	2.4%	$2,499.9	$2,126.2	17.6%
Revenue	518.0	428.5	20.9%	509.1	1.7%	1,965.7	1,648.9	19.2%
Net income(loss)	18.9	(5.4)	N/A	17.9	5.6%	70.7	(45.9)	N/A
EPS	0.21	(0.06)	N/A	0.20	6.5%	0.77	(0.47)	N/A
Excluding unusual charges for 2002(2)
EBITDA	$54.7	$47.0	16.4%	$52.9	3.4%	$210.2	$186.8	12.5%
Net income	18.9	14.2	33.1%	17.9	5.6%	70.7	58.1	21.7%
EPS	0.21	0.15	43.2%	0.20	6.5%	0.77	0.59	31.3%

“2003 was a successful year for US Oncology, as evidenced by our year-over-year earnings-per-share growth,” said R. Dale Ross, chairman and CEO. “We maintained our focus on improving operational efficiencies and strengthening the network, while devoting a tremendous amount of time and energy to the issue of Medicare reform.”

(1) See Key Operating Statistics for calculations.

(2) Unusual charges were $33.3 million for the fourth quarter of 2002 and were $163.7 million for the year ended December 31, 2002.

(3) EBITDA excludes a net gain of $(0.1) million for the fourth quarter of 2003 and a loss on sale of assets of $1.8 million for third quarter of 2003, for a net aggregated excluded charge of $1.7 million for 2003. See Reconciliation of Selected Financial Data for calculations.

US Oncology highlights for 2003 are detailed below:

•	US Oncology’s EBITDA(3) for the fourth quarter was $54.7 million, compared to $47.0 million for the fourth quarter of 2002 and $52.9 million for the third quarter of 2003.
•	US Oncology’s EBITDA(3) for fiscal year 2003 was $210.2 million, compared to $186.8 million for fiscal year 2002.
•	The company’s percentage of Field EBITDA(3) for the fourth quarter was 34 percent, compared to its percentage of Field EBITDA of 34 percent for the fourth quarter of 2002 and 35 percent for the third quarter of 2003.
•	The company’s affiliated practices’ accounts receivable days outstanding were 46 at the end of the fourth quarter, compared to 48 at the end of 2002 and 44 at the end of the third quarter of 2003.
•	Currently, 83 percent of US Oncology’s net operating revenue is generated by non-net- revenue model practices, an increase from 73 percent at the end of 2002 and 77 percent at the end of the third quarter of 2003. This includes three practices that converted during the first quarter of 2004.
•	The company’s operating cash flow for fiscal year 2003 was $231.3 million, compared to $150.1 million for fiscal year 2002. As of Feb. 25, 2004, US Oncology had approximately $150.0 million in cash and cash equivalents.
•	In 2003, US Oncology repurchased 10.2 million shares of its stock, including 2.7 million shares during the fourth quarter, at a cost of $87.5 million for an average price of $8.56 per share. In January of 2004, the company purchased 394,000 shares, completing the $50 million stock repurchase authorization approved by its Board of Directors in August of 2003. As of Feb. 25, 2004, 84.8 million shares were outstanding.

“I have been especially pleased with the continued conversion of practices to the earnings model,” said Ross. “These conversions strengthen our network by aligning the company’s and affiliated practices’ interests.”

Medical Oncology

Fourth quarter medical oncology net operating revenue increased by 21.6 percent year-over-year to $566.4 million. Medical oncology net operating revenue for the year increased by 20.7 percent over 2002 results to $2.1 billion. This increase is credited to growth in pharmaceutical revenue and the addition of medical oncologists. Pharmaceutical expenses as

(3) See Reconciliation of Selected Financial Data for calculations.

a percentage of net operating revenues increased to 46.1 percent for the fourth quarter of 2003 from 41.8 percent for the fourth quarter of 2002. This increase is mainly attributable to pharmaceutical revenue increasing as a percentage of total revenue.

In the fourth quarter, US Oncology’s physician practice management (PPM) network experienced growth in same practice medical oncology visits of 8.8 percent over the fourth quarter of 2002 and 1.9 percent over the third quarter of 2003.

Medical oncology EBITDA increased 12.4 percent from fiscal year 2002 to fiscal year 2003. This increase is primarily attributed to growth in medical oncology revenue.

In 2003, US Oncology recruited 79 new physicians for its managed practices and added 45 affiliated physicians in the pharmaceutical service line segment of the business, including two new practices, representing 14 oncologists, during the fourth quarter.

In addition, during the first quarter of 2004, the company affiliated with two practices under its pharmaceutical service line model. These affiliations reflect new market entries for the company in Montana and Tennessee.

Cancer Center Services

The Cancer Center Services segment of the company also experienced growth in the fourth quarter. The segment’s net operating revenue for the fourth quarter increased 1.7 percent over the fourth quarter of 2002 and for the year increased by 4.3 percent over 2002 results.

The segment’s EBITDA increased from $63.8 million in fiscal year 2002 to $70.6 million in fiscal year 2003, an 11 percent growth rate. The EBITDA increase is due to many of the company’s affiliated practices expanding patient-care options, including the use of intensity modulated radiation therapy (IMRT) and positron emission tomography (PET) with patients requiring specialized treatments, combined with exiting certain markets and centers.

For the year, radiation treatments per day decreased from 2,592 to 2,538 due to the closure or sale of facilities, while same facility radiation treatments per day increased from 2,496 to 2,502. PET scans increased from 12,777 in 2002 to 20,052 in 2003, an increase of 56.9 percent, which was attributable to an increase in same-facility PET scans per day of 29.1 percent and the addition of four PET systems during 2002 and five during 2003.

Currently, 33 US Oncology facilities have IMRT as part of the comprehensive services available to patients treated by affiliated physicians.

During 2003, the company invested $62.4 million in its network of affiliated practices, including implementing new diagnostic and treatment technologies, opening four integrated cancer centers and installing five PET systems, and realized the benefits of increased community use of existing facilities and resources.

The company currently has six cancer centers and two PET systems in various stages of development for network practices.

Reimbursement and Business Outlook

Provisions to reduce reimbursement for cancer care were included in the Medicare Modernization Act (MMA), signed into law by President Bush in December of 2003. It is anticipated that the Medicare reduction in reimbursement will largely impact oncology practices in 2005 and beyond. Medicare is the largest payor for the company’s affiliated PPM practices, representing approximately 41 percent of their net patient revenue.

Applying the 2005 provisions to US Oncology’s 2003 financial results would produce a pro forma revenue and EBITDA reduction of approximately $40 to $45 million. To arrive at those results, the company mathematically applied those 2005 rates to its net revenue for 2003 and made no other adjustment to its historical results. The pro forma financial information is for illustrative purposes only, and the company does not believe the information is indicative of future results.

“While this reduction in reimbursement represents a challenge for US Oncology, it is also a tremendous opportunity,” said Ross. “We believe that US Oncology’s services best position practices to mitigate the impact of reduced Medicare reimbursement by enhancing management efficiency and enabling them to diversify service offerings and improve their market position.”

US Oncology, along with the entire cancer-care community, also remains engaged on the issue of cancer-care reimbursement in Washington. The focus is on educating lawmakers about the need for further reform, raising the profile of community cancer care and the potential threat facing patient access.

Regarding its business outlook for 2004, the company expects year-over-year growth in net income of approximately 15 to 20 percent and EBITDA growth of approximately 8 to 12 percent. In 2005, the company anticipates a decline in profitability from 2004 results due to the full implementation of Medicare reform.

These estimates are forward-looking statements, subject to uncertainty. Investors should refer to the company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the company’s filings with the Securities and Exchange Commission.

Financial Exhibits

Exhibits – including key operating statistics, financial statements, reconciliation of selected financial data and financial discussion – are included in this news release.

Conference Call

US Oncology will host a conference call for investors Thursday, Feb. 26 at 9 a.m., CST. Investors are invited to access the call at 1-877-615-1716 and reference password

“US Oncology.” The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com under the Investor Relations link.

A replay of the conference call will be available through March 11 at 1-800-642-1687. The access code for the replay is 5237118.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices comprising more than 875 affiliated physicians in over 470 sites, including 78 integrated cancer centers, in 32 states. These practices care for approximately 15 percent of the country’s new cancer cases each year.

US Oncology’s mission is to enhance access to high-quality cancer care in America. The company’s strategies to accomplish this mission include: (a) helping practices lower their pharmaceutical and administration costs, (b) providing the capital and expertise to expand and diversify into radiation oncology and diagnostic radiology, (c) providing sophisticated management services to enhance profitability, and (d) providing access to and managing clinical research trials. In addition, the company assists practices in negotiations with private payors, in implementing programs to enhance efficiencies with respect to drugs and in expanding service offerings such as positron emission tomography and intensity modulated radiation therapy.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could impact future results and financial condition or otherwise affect expectations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, the company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.

US ONCOLOGY, INC.

Exhibit 1

Key Operating Statistics

($ in millions)

(unaudited)

	Q4 2003	Q4 2002	% Change	FY 2003	FY 2002	% Change
Net operating revenue	$657.3	$554.0	18.6%	$2,499.9	$2,126.2	17.6%
Physician compensation	139.3	125.5	11.0%	534.2	477.3	11.9%

Revenue	$518.0	$428.5	20.9%	$1,965.7	$1,648.9	19.2%

Physician Summary:

Physician Practice Management (PPM) physicians	793	837	-5.3%	793	837	-5.3%
Service Line physicians	104	47	121.3%	104	47	121.3%

Total physicians	897	884	1.5%	897	884	1.5%

Medical Oncology/Hematology:

Medical oncologists	743	685	8.5%	743	685	8.5%
Medical oncology visits (1)	614,352	580,166	5.9%	2,415,212	2,405,377	0.4%
Other oncologists	37	40	-7.5%	37	40	-7.5%

Radiation Oncology:

Radiation oncologists	117	120	-2.5%	117	120	-2.5%
Radiation treatments per day (1)	2,443	2,606	-6.3%	2,538	2,592	-2.1%
Total cancer centers	78	79	-1.3%	78	79	-1.3%

Imaging/Diagnostics:

Diagnostic radiologists	—	39	-100.0%	—	39	-100.0%

PET installations	—	2	-100.0%	5	4	25.0%
Total PET installations	21	16	31.3%	21	16	31.3%
PET scans	5,636	3,681	53.1%	20,052	12,777	56.9%

New patients enrolled in research studies	859	767	12.0%	3,388	3,202	5.8%

Days sales outstanding	46	48	-4.2%	46	48	-4.2%

(1) Visits and treatments only include information for practices affiliated under the practice management model and do not include results of service line practices.

US ONCOLOGY, INC.

Exhibit 2

Consolidated Income Statement

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue (1)	$518,003	$428,504	$1,965,725	$1,648,901

Operating expenses:
Pharmaceuticals and supplies	303,039	231,414	1,128,537	866,378
Field compensation and benefits	91,309	83,901	358,809	340,302
Other field costs	51,641	48,857	199,766	192,145
General and administrative	17,279	17,336	68,442	63,229
Depreciation and amortization	19,112	18,529	74,078	71,859
Impairment, restructuring and other charges, net	(100)	33,256	1,652	150,060

	482,280	433,293	1,831,284	1,683,973

Income (loss) from operations	35,723	(4,789)	134,441	(35,072)

Other income (expense):
Interest expense, net (1)	(4,757)	(5,539)	(19,508)	(21,291)
Loss on early extinguishment of debt (1)	—	—	—	(13,633)

Income (loss) before income taxes	30,966	(10,328)	114,933	(69,996)

Income taxes	(12,077)	4,898	(44,277)	24,067

Net income (loss)	$18,889	$(5,430)	$70,656	$(45,929)

Net income (loss) per share - basic	$0.22	($0.06)	$0.79	($0.47)

Net income (loss) per share - diluted	$0.21	($0.06)	$0.77	($0.47)

Net income per share, excluding unusual charges (2) - diluted	$0.21	$0.15	$0.78	$0.59

Shares used in per share calculations - basic	86,541	94,098	89,836	97,658

Shares used in per share calculations - diluted	88,783	94,098	91,605	97,658

(1) Certain previously reported financial information for 2002 has been reclassified to conform to the current presentation. Interest income of $311 for the three months ended December 31, 2002 and $2,415 for 2002 has been reclassified from revenue to interest expense, net and loss on early extinguishment of debt of $13,633 has been reclassified to other income (expense).

(2) See Reconciliation of Selected Financial Data, Exhibit 5, for calculations.

US ONCOLOGY, INC.

Exhibit 3

Condensed Consolidated Statement of Cash Flows

($ in thousands)

(unaudited)

	Year Ended December 31,
	2003	2002
Net cash provided by operating activities	$231,274	$150,099

Cash flows from investing activities:
Acquisition of property and equipment	(89,198)	(59,146)
Net payments in affiliation transactions	—	(1,146)
Net proceeds on sale of assets	1,581	—
Proceeds from contract separations	—	4,296

Net cash used in investing activities	(87,617)	(55,996)

Cash flows from financing activities:
Proceeds from Credit Facility	—	24,500
Repayment of Credit Facility	—	(24,500)
Proceeds from senior subordinated notes	—	175,000
Repayment of senior secured notes	—	(100,000)
Repayment of other indebtedness	(18,987)	(32,086)
Purchase of treasury shares	(87,512)	(42,754)
Deferred financing costs	—	(7,449)
Cash payments in lieu of stock issuance	(1,067)	(3,481)
Premium payment upon early extinguishment of debt	—	(11,731)
Proceeds from exercise of stock options	13,394	3,427

Net cash used in financing activities	(94,172)	(19,074)

Increase in cash and equivalents	49,485	75,029

Cash and equivalents:
Beginning of period	75,029	—

End of period	$124,514	$75,029

Certain reclassifications have been made to the previously reported 2002 amounts to conform to the current year presentation.

US ONCOLOGY, INC.

Exhibit 4

Condensed Consolidated Balance Sheet

($ in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$124,514	$75,029
Accounts receivable	304,507	281,560
Other receivables	47,738	42,363
Prepaids and other current assets	18,451	20,134
Inventories	7,481	31,371
Due from affiliates	43,629	47,583

Total current assets	546,320	498,040

Property and equipment, net	356,125	327,558
Service agreements, net	239,108	252,720
Due from affiliates, long-term	—	7,708
Deferred income taxes	10,915	43,214
Other assets	22,551	25,166

Total assets	$1,175,019	$1,154,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$79,748	$15,363
Accounts payable	160,628	163,009
Due to affiliates	64,052	32,877
Accrued compensation costs	26,316	25,417
Income taxes payable	19,810	20,441
Other accrued liabilities	47,196	36,379

Total current liabilities	397,750	293,486

Long-term indebtedness	188,412	272,042

Total liabilities	586,162	565,528

Minority interests	10,497	10,338
Stockholders’ equity	578,360	578,540

Total liabilities and stockholders’ equity	$1,175,019	$1,154,406

Certain reclassifications have been made to the previously reported 2002 amounts to conform to the current year presentation.

US ONCOLOGY, INC.

Exhibit 5

Reconciliation of Selected Financial Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Income / EPS excluding unusual charges (1)
Income (loss) before income taxes	$30,966	$(10,328)	$114,933	$(69,996)
Unusual charges (1)	—	33,256	—	163,693

Income before income taxes and excluding unusual charges	30,966	22,928	114,933	93,697
Tax rate	39.0%	38.0%	38.5%	38.0%

Net income excluding unusual charges	$18,889	$14,215	$70,656	$58,092

Weighted average shares outstanding—diluted	88,783	96,318	91,605	98,911

EPS before unusual charges	$0.21	$0.15	$0.77	$0.59

EBITDA / Field EBITDA excluding unusual charges (1)
Income before income taxes and excluding unusual charges	$30,966	$22,928	$114,933	$93,697
Other excluded charges (2)	(100)	0	1,652	0
Depreciation expense	14,374	14,178	56,609	50,867
Amortization expense	4,738	4,351	17,469	20,992
Interest expense, net	4,757	5,539	19,508	21,291

EBITDA excluding unusual charges	54,735	46,996	210,171	186,847
General & administrative expenses	17,279	17,336	68,442	63,229
Physician compensation	139,332	125,453	534,217	477,345

Field EBITDA excluding unusual charges	$211,346	$189,785	$812,830	$727,421

(1) Unusual charges include impairment and restructuring and other costs of $33,256 for the fourth quarter of 2002 and $150,060 for FY 2002 and loss on early extinguishment of debt of $13,633 in FY 2002.

(2) EBITDA excludes a net gain of $(0.1) million for the fourth quarter 2003, consisting of $0.9 million in restructuring-related severance costs and a $(1.0) million gain related to lower than expected exposure from the bankruptcy of one of our insurance carriers, and a loss on sale of assets of $1.8 million for third quarter of 2003, for a net total of $1.7 million for 2003.

US ONCOLOGY, INC.

Reconciliation of Selected Financial Data

(unaudited)

(continued)

In this release, we use certain measurements of our performance that are not calculated in accordance with GAAP. These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of each non-GAAP measure to our income statement is included in this report. Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net Operating Revenue” is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it includes the total revenue of all of our PPM practices and other business lines, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net Patient Revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue is the largest component (92.1% in 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, and impairment, restructuring and other charges. EBITDA also excludes a loss on sale of assets during 2003. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. We exclude impairment charges during 2002 because they are non-cash charges, which relate primarily to our repositioning during the last several years and to net-revenue model practices, which we do not believe are indicative of the ongoing performance of the business. Likewise, the loss on sale of assets during 2003 is a non-cash item, incurred as part of our overall repositioning strategy. Restructuring and other charges are excluded from EBITDA because we do not believe they reflect ongoing business performance. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operation performance, without taking into account the effect of physician compensation. Corporate general and administrative expenses are included because they are not indicative of field performance. The remaining exclusions are discussed above in the definition of EBITDA. Field EBITDA percentage is calculated by dividing Field EBITDA by Net Operating Revenue.

Financial Discussion

Introduction

The following discussion should be read in conjunction with the financial information appearing elsewhere in this release and our filings with the Securities and Exchange Commission, in particular the “Forward Looking Statements and Risk Factors” included therein.

General

We provide comprehensive services to our network of affiliated practices, made up of more than 875 affiliated physicians in over 470 sites, with the mission of expanding access to and improving the quality of cancer care in local communities. The services we offer include:

•	Medical Oncology Services. We purchase and manage specialty oncology pharmaceuticals for our affiliated practices. Annually, we are responsible for purchasing, delivering and managing more than $1.0 billion of pharmaceuticals through a network of 45 licensed pharmacies, 145 pharmacists and 278 pharmacy technicians. Under our physician practice management arrangements, we act as the exclusive manager and administrator of all day-to-day non-medical business functions connected with our affiliated practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, systems, and capital allocation to facilitate growth in practice operations.

•	Cancer Center Services. We develop and manage comprehensive, community-based cancer centers, which integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy as well as radiation therapy. As of February 25, 2004, we have developed and operate 78 integrated community-based cancer centers and manage over one million square feet of medical office space. We also have installed and manage 23 positron emission tomography (PET) systems.

•	Cancer Research Services. We facilitate a broad range of cancer research and development activities through our network. We contract with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. We currently supervise 50 clinical trials, supported by our network of approximately 470 participating physicians in more than 165 research locations. During 2003, we enrolled over 3,300 new patients in research studies.

We provide these services through two business models: the physician practice management (PPM) model, under which we provide all of the above services under a single contract with one fee based on overall performance; and the service line model, under which practices contract with the company to purchase only the pharmaceutical aspects of Medical Oncology Services and/or Cancer Research Services, each under a separate contract, with a separate fee methodology for each service. Most of our revenues (91.1 % during 2003) are derived under the PPM model.

Our Strategy

Our mission is to increase access to and advance the delivery of high-quality cancer care in America. We do this by empowering physicians, offering them a complete set of services designed to enable them to provide cancer patients with a full continuum of care, including professional medical services, chemotherapy infusion, radiation oncology, diagnostic services, access to clinical trials, patient education and other services, primarily in a community setting.

We believe that in today’s marketplace, particularly in light of recent reductions in Medicare reimbursement and continued pressures on overall reimbursement, the most successful oncology practices will be those that have a preeminent position in their local market, that are diversified beyond medical oncology and that have implemented efficient management. We believe that our services help practices to attain these characteristics.

We intend to intensify our development efforts and to continue to offer practices and physicians the opportunity to take advantage of our services through a comprehensive strategic alliance, encompassing all of the management services we offer. We believe that our comprehensive management solution is the best one for most practices. We previously offered our PPM affiliated practices the option to move to a less comprehensive, lower cost “service line” option, and those practices generally have remained on the PPM model.

For medical oncologists who do not wish to obtain comprehensive management services such as billing and collection and cancer center diversification opportunities, we offer pharmaceutical management service as a stand-alone option under our “service line” structure. Under our pharmaceutical service line offering, we manage all aspects of the pharmaceutical operations of the practice, but do not provide other business office services and do not provide services outside of medical oncology. We also offer our Cancer Research Services to our pharmaceutical customers under the service line structure. We no longer offer Cancer Center Services under the service line model.

During the last several years, we have worked to enhance the platform upon which we expect to build. Our model conversions and disaffiliations have stabilized our network to align ours and our affiliated practices’ incentives and better ensure that our economic arrangements are sustainable, as well as eliminating the distraction of underperforming practices and assets.

Economic Models

Most of our revenues (91.1 % during 2003) are derived under the PPM model. Under the PPM model, we provide all of our services to a physician practice under a single management agreement under which we are appointed the sole and exclusive business manager, responsible for all of the non-clinical aspects of the physicians’ practice.

Our PPM agreements are long-term agreements (generally with initial terms of 25 to 40 years) and cannot be terminated unilaterally without cause. Physicians joining the PPM practices are required to enter into employment or noncompetition agreements with the practice. Prior to 2002, we generally paid consideration to physicians in physician groups in exchange for the group’s selling us operating assets and entering into such long-term contracts or joining with an already affiliated group. Historically, we also have helped affiliated groups expand by recruiting individual physicians without buying assets or paying consideration for service agreements. During 2002 and 2003, our PPM business expanded solely through such recruitment (rather than new affiliations involving the purchase of assets and payment of consideration.)

We intend to continue to expand our business, both by recruiting new physicians and by affiliating with new groups. We will pay consideration for operating assets of groups and may, under some circumstances, pay other consideration.

Under most of our PPM agreements, we are compensated under the “earnings model.” Under that model, we are reimbursed for all expenses we incur in connection with managing a practice, and paid an additional fee based upon a percentage of the practice’s earnings before income taxes, subject to certain adjustments. 66.7% of our revenue during 2003 was derived from practices that, as of December 31, 2003, were operating under agreements on the earnings model. The remainder of our PPM agreements are under the net revenue model described below or, in some states, provide for a fixed management fee.

6.8% of our 2003 revenue was derived under the service line model. Under our service line agreements, fees include payment for pharmaceuticals and supplies used by the group, reimbursement for certain pharmacy related expenses and payment for the other services we provide. Rates for our services typically are based on the level of services required by the practice.

Realignment of Net Revenue Model Practices

24.4% of our 2003 revenue was derived from practices that, as of December 31, 2003, were operating under agreements under our “net revenue model.” Under the net revenue model, our fee consists of a fixed amount, plus a percentage of net revenues, plus, if certain performance criteria are met, a performance fee. Under these agreements, once we have been reimbursed for expenses, the practice is entitled to retain a fixed portion of revenues before any additional service fee is paid to us. The effect of this priority of payments is that we bear a disproportionate share of increasing practice costs, since if there are insufficient funds to pay both our fee and the fixed amount to be retained by the practice, the entire amount of the shortfall reduces our management fee. Rapidly increasing pharmaceutical costs have increased practice revenues and thus the amounts retained by physicians. At the same time, rising costs have eroded margins, leaving less available to pay our management fees.

The net revenue model does not appropriately align ours and our practices’ economic incentives, in that the parties do not have similar motivation to control costs or efficiently utilize capital. For this reason, we have been seeking to convert net revenue model practices to the earnings model since the beginning of 2001. In some cases, net revenue model practices have converted instead to the service line model or disaffiliated entirely. 56.3% of our 2000 revenue was derived from net revenue model practices, while only 24.4% of our 2003 revenue was derived from practices under the net revenue model as of December 31, 2003. We no longer enter into new affiliations under the net revenue model.

Since December 31, 2003, and through February 25, 2004, we have converted three practices under the net revenue model, representing 6.2% of our 2003 revenue, to the earnings model. We will continue to attempt to convert the remaining net revenue model practices.

Conversions and disaffiliations have helped to stabilize our operating platform. The percentage of Field EBITDA that we retained as management fees (not including reimbursement for practice expenses) declined from 42% in 1999 to 38% in 2000 and 35% in 2001. With the implementation of our realignment strategy, the percentage of Field EBITDA has been steady, at 34% in both 2002 and 2003.

Since announcing our initiative to convert practices away from the net revenue model in November 2000, we have recorded charges of $251.3 million relating to impairment of net revenue model practices resulting either from termination of those agreements or the determination that their carrying values were not recoverable. As of December 31, 2003, only one net revenue model service agreement, with a carrying value of $22.5 million was reflected on our balance sheet.

The table below summarizes our transitional activities in (i) converting net revenue model practices to the earnings model, (ii) converting PPM practices to the service line model; (iii) adding new service line practices and (iv) terminating affiliations with PPM practices:

	Jan 1. – Feb. 25, 2004		2003			2002
	Practices	Physicians	Practices	Physicians		Practices	Physicians
Conversions from net revenue to earnings model	3	42	1	8		5	59
Conversions from PPM model to service line model	—	—	2	27		3	23
New service line model affiliations	2	3	9	45		3	23
Disaffiliations	2	2	3	62	(1)	4	23

(1)39 of these physicians were a group of diagnostic radiologists that we disaffiliated with because their non-oncology practice was not consistent with our overall strategy.

Not reflected in the table is a practice comprising four physicians that converted from the service line model to the earnings model PPM during 2003.

Key Operating Trends and Market Conditions

During 2003, the most important event relative to our business was the enactment of the Medicare Modernization Act of 2003. The new law will significantly reduce Medicare reimbursement for outpatient oncology services in 2005 and beyond. We view this as both a challenge and an opportunity. We will need to continue to deliver substantial value to our physician practices. As the reimbursement reductions impact our affiliated physician groups, they may increasingly scrutinize the level of fees paid to us. On the other hand, the services we provide permit physicians to address the financial pressures caused by reimbursement reform, by implementing effective management and diversifying their services beyond medical oncology.

Against the backdrop of reduced government reimbursement, pharmaceutical costs continue to rise. For the last several years, pharmaceutical costs have represented a higher percentage of revenue than the previous year. This trend shows no signs of abating. As new, single source therapies continue to be introduced, we would expect pharmaceutical costs to continue to rise. We must continue to adopt strategies to mitigate this increase, particularly in light of reduced reimbursement. The new basis for reimbursement for pharmaceuticals under Medicare may also create challenges for us in our attempt to continue to obtain market-differentiated pricing for drugs.

We also continue to see other practice expenses, particularly for qualified technical and clinical personnel, rise at a rate faster than inflation.

Our liquidity remains strong. As of December 31, 2003, we had $124.5 million in cash and cash equivalents and $268.2 million of indebtedness outstanding. Cash flow remained strong during 2003 at $231.3 million, and we anticipate that we will generate adequate cash from operations to fund capital expenditures in the near term. The leasing facility we used to finance many of our cancer centers matures in June 2004. As of February 25, 2004, the outstanding balance on that facility was $69.5 million. Other than a potential payment on the leasing facility at maturity, we currently have no other material contractual cash commitments outside of the course of operations upcoming during 2004.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to service agreements, accounts receivable, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue

Our consolidated financial statements include only the results of US Oncology, Inc. and its wholly owned subsidiaries. We do not include the results of our affiliated practices (and the amounts they retain for physician compensation), since we have determined that our relationships with the practices under our service agreements do not warrant consolidation under the applicable accounting rules. However, we do include all practice expenses (other than physician compensation) of our PPM practices in our financial statements, since we are legally obligated for these costs under our service agreements. This policy means that trends in, and effects of, the compensation levels of our affiliated physicians are not readily apparent from our statements of operations and comprehensive income. However, as our discussion regarding conversions from the net revenue model emphasizes, the relationship between net patient revenue and our revenue is important in understanding our business. For this reason, we include information regarding net patient revenue and amounts retained by physicians in this report and in the notes to our consolidated financial statements.

We record net patient revenue for services to patients at the time those services are rendered, based upon established or negotiated charges, reduced by management’s judgment as to allowances for accounts that may be uncollectible.

When final settlements of the charges are determined, we report adjustments for any differences between actual amounts received and our estimated adjustments and allowances. These adjustments can result in decreased net patient revenues due to a number of factors, such as changes in reimbursement rates by payors or a deterioration in the financial condition of payors or patients which decreases their ability to pay. Our estimate may, at times, lag in taking into account reductions in reimbursement. We are ensuring that our estimate will take into account recent Medicare reductions. However, to the extent there is a significant and uniform decrease in other payors’ reimbursement, our estimate may not reflect fully such decrease on a timely basis.

We calculate our revenue by reducing net patient revenue by the amount retained by the practices, primarily for physician compensation. We recognize service fees as revenue when the fees are earned and deemed realizable based upon our agreements with the practices, taking into account the priority of payments for amounts retained by net revenue model practices. The amount retained by practices is also subject to the foregoing estimates, since it is based upon our estimates of revenue and earnings of the practice.

Accounts Receivable

To the extent we are legally permitted to do so, we purchase from our PPM affiliated practices the accounts receivable those practices generate by treating patients. We purchase the accounts for their net realizable value, which in management’s judgment is our estimate of the amount that we can collect, taking into account contractual agreements that would reduce the amount payable and allowances for accounts that may otherwise be uncollectible. If we determine that accounts are uncollectible after we have purchased them from a practice, our contracts require the practice to reimburse us for the additional uncollectible amount. However, such a reimbursement to us would also reduce the practice’s revenue for the applicable period, since we base net patient revenue on the same estimates we use to determine the purchase price for accounts receivable. Such a reduction would reduce physician compensation and, because our management fees are partly based upon practice revenues, would also reduce our future service fees. Typically, the impact of these adjustments on our fees is not significant. Reimbursement rates relating to health care accounts receivable, particularly governmental receivables, are complex and change frequently, and could in the future adversely impact our ability to collect accounts receivable and the accuracy of our estimates.

Depreciation

Our property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of (a) three to ten years for computers and software, equipment, and furniture and fixtures, (b) the lesser of ten years or the remaining lease term for leasehold improvements and (c) twenty-five years for buildings. Interest costs incurred during the construction of major capital additions, primarily cancer centers, are capitalized. These lives reflect management’s best estimate of the respective assets’ useful lives and subsequent changes in operating plans or technology could result in future impairment charges to these assets.

Amortization Relating to Service Agreements

Our balance sheet includes intangible assets related to our service agreements under the PPM model. These intangible assets consist of the costs of purchasing the rights to manage our PPM practices. We did not record any additional intangible assets on our balance sheet in respect of service agreements during 2002 or 2003. We amortize these assets over 25 years. Amortization of service agreements is included in our income statement in the line item “Depreciation and amortization.” We recognized amortization expense relating to service agreements of $17.1 million in 2002 and $13.3 million in 2003. The reduction in amortization was caused by impairments of intangible assets described below.

Impairment of Assets

The carrying values of our fixed assets are reviewed for impairment when events or changes in circumstances indicate their recorded cost may not be recoverable. If the review indicates that the undiscounted cash flows from operations of the related fixed assets over the remaining useful life are expected to be less than the recorded amount of the assets, our carrying value of the asset will be reduced to its estimated fair value using expected cash flows on a discounted basis. Impairment analysis is highly subjective. Assumptions regarding future growth rates and operating expense levels as a percentage of revenue can have significant effects on the expected future cash flows and ultimate impairment analysis. As a result of such analysis, we recorded a charge of $27.6 million during the fourth quarter of 2002 to reflect our estimation that certain of our cancer center assets had become impaired. There was no such impairment charge during 2003.

Our balance sheet includes intangible assets related to our service agreements, which reflect our costs of purchasing the rights to manage our affiliated practices. During each period, we review the carrying value of our service agreements, particularly when changes in circumstances suggest that the amount reflected on our balance sheet may not be recoverable. In this review, we deem the amount of a service agreement asset to be unrecoverable if we anticipate that the undiscounted cash flows from the relevant service agreement over its remaining life will be less than the amount on the balance sheet. If in management’s judgment the carrying value of a service agreement is not recoverable, we reduce the value of that asset on our books to equal our estimate of discounted future cash flows from that service agreement. In estimating future cash flows, management considers past performance as well as known trends that are likely to affect future performance. As disclosed in “Forward Looking Statements and Risk Factors,” there are a number of factors we cannot accurately predict that could impact practice performance and that could cause our assessment of cash flows to be incorrect. In addition, we have to make judgments about the timing and amounts of those reductions, which are known as impairment charges, and those reductions also reduce our income.

In the same fashion, when we determine that termination of a service agreement is likely, we reduce the carrying value of certain assets related to that service agreement to reflect our judgment of reductions in the value of those assets. In doing so, we take into account amounts we anticipate recovering in connection with that termination as part of our estimation of future cash flows to be realized from the related assets. Amounts we may deem recoverable in connection with a termination include estimates of amounts a practice will pay us to buy its operating assets and working capital and, in some cases, may include liquidated damages or termination fees. Because contract terminations are negotiated transactions, these estimates are subject to uncertainties and third party behavior, which we may not accurately predict. We do not have the right to unilaterally terminate our service agreements without cause, and we will not terminate an agreement (absent cause) unless we are able to negotiate an acceptable settlement of the agreement. Sometimes we may change our determination as to whether or not we are likely to terminate an agreement due to changes in circumstances. We periodically assess those agreements that we have determined are likely to be terminated to verify that such termination is still likely. In addition, at the time an agreement is terminated, we recognize a charge, if necessary, to eliminate any remaining carrying value for that agreement and certain related assets from our balance sheet. Since the fourth quarter of 2000, we have recorded charges of $251.3 million relating to the impairment of service agreements, either as a result of our economic analysis or termination of the agreement. These charges have reduced net income (or increased net loss) in the periods in which termination became likely or the asset otherwise became impaired. However, the reduction in value of service agreements reflected on our balance sheet also has the effect of reducing amortization expense relating to service agreements going forward.

From time to time, the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot assure you that future changes in accounting rules would not require us to make restatements.

Discussion of Non-GAAP Information

In this release, we use certain measurements of our performance that are not calculated in accordance with GAAP. These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of each non-GAAP measure to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net operating revenue” is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it includes the total revenue of all of our PPM practices and other business lines, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net Patient Revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue is the largest component (92.1% in 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, and impairment, restructuring and other charges. EBITDA also excludes a loss on sale of assets during 2003. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. We exclude impairment charges during 2002 because they are non-cash charges, which relate primarily to our repositioning during the last several years and to net-revenue model practices, which we do not believe are indicative of the ongoing performance of the business. Likewise, the loss on sale of assets during 2003 is a non-cash item, incurred as part of our overall repositioning strategy. Restructuring and other charges are excluded from EBITDA because we do not believe they reflect ongoing business performance. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operation performance, without taking into account the effect of physician compensation. Corporate general and administrative expenses are included because they are not indicative of field performance. The remaining exclusions are discussed above in the definition of EBITDA.

Results of Operations

We were affiliated (including under the service line structure) with the following number of physicians by specialty as of December 31, 2003 and 2002:

	December 31,
	2003	2002
Medical oncologists	743	685
Radiation oncologists	117	120
Diagnostic radiologists/other oncologists	37	79

	897	884

The following table sets forth sources of the growth of the number of physicians affiliated with us:

	Year Ended December 31,
	2003	2002
Affiliated physicians, beginning of period	884	868
Physician practice affiliations	45	23
Recruited physicians	79	73
Physician practice separations	(62)	(23)
Retiring/Other	(49)	(57)

Affiliated physicians, end of period	897	884

In 2003 and 2002, all new practice affiliations were under the service line.

The following table sets forth the number of cancer centers and PET systems managed by us as of February 25, 2004 and December 31, 2003 and 2002:

	February 25,	December 31,
	2004	2003	2002
Cancer Centers, beginning of period	78	79	77
Cancer Centers opened	1	4	5
Cancer Centers closed	(1)	(1)	(2)
Cancer Centers disaffiliated	—	(4)	(1)

Cancer Centers, end of period	78	78	79

PET Systems	23	21	16

The following table sets forth the key operating statistics as a measure of the volume of services provided by our PPM practices:

	Year Ended December 31,
	2003	2002
Medical oncology visits	2,415,212	2,405,377
Radiation treatments	644,639	658,368
PET scans	20,052	12,777
New patients enrolled in research studies	3,388	3,202

The following table sets forth the percentages of revenue represented by certain items reflected in our Consolidated Income Statement. The following information should be read in conjunction with our consolidated financial statements and notes thereto.

	Year Ended December 31,
	2003	2002
Revenue	100.0%	100.0%
Operating expenses:
Pharmaceuticals and supplies	57.4	52.5
Field compensation and benefits	18.2	20.6
Other field costs	10.1	11.7
General and administrative	3.5	3.8
Impairment, restructuring and other charges, net	0.1	9.1
Depreciation and amortization	3.8	4.4

Income (loss) from operations	6.9	(2.1)
Interest expense, net	(1.0)	(1.3)
Loss on early extinguishment of debt	—	(0.8)

Income (loss) before income taxes	5.9	(4.2)
Income tax benefit (provision)	(2.3)	1.4

Net income (loss)	3.6%	(2.8)%

2003 COMPARED TO 2002

Net Operating Revenue. Net operating revenue includes two components – net patient revenue and our other revenue:

The following table shows the components of our net operating revenue for the years ended December 31, 2003 and 2002 (in thousands):

	Year Ended December 31,
	2003	2002
Net patient revenue	$2,301,202	$2,042,885
Other revenue	198,740	83,361

Net operating revenue	$2,499,942	$2,126,246

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Net Patient Revenue. Under our PPM model, we are responsible for billing and collecting all practice revenues. We disclose “net patient revenue” to give you a sense of the size and operating trends of the business which we manage. Net patient revenue comprises all of the revenues for which we bill and collect for affiliated practices under the PPM model. We collect all of the receivables, control cash management functions and are responsible for paying all expenses at our PPM practices.

We retain all the amounts we collect in respect of practice receivables. On a monthly basis, we calculate what portion of revenues our practices are entitled to retain by subtracting our accrued fees and accrued practice expenses from accrued revenues. We pay practices this remainder in cash, which they use primarily for physician compensation. These amounts we remit to physician groups are excluded from our revenue, since they are not part of our fees. By paying physicians on a cash basis for accrued amounts we finance their working capital.

Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined.

Other Revenue. Our other revenues are primarily derived in three areas:

•	Service line fees. In the medical oncology services area under our service line agreements, we bill practices on a monthly basis for services rendered. These revenues include payment for all of the pharmaceutical agents used by the practice for which we must pay the pharmaceutical manufacturers, and a service fee for the comprehensive pharmaceutical management services we provide.

•	GPO and data fees. We receive fees from pharmaceutical companies for acting as a group purchasing organization (GPO) for our affiliated practices, as well as for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data we collect and compile and fees paid to us for assistance in launching new products.

•	Research fees. We receive fees for research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include some management fee, as well as per patient accrual fees and fees for achieving various study milestones.

Net operating revenue is reduced by amounts retained by the practices under our service agreements to arrive at the amount we report as revenue in our financial statements.

Net operating revenue increased from $2,126.2 million in 2002 to $2,499.9 million in 2003, an increase of $373.7 million, or 17.6%. Same practice net operating revenue (which excludes the results of practices with which we disaffiliated since January 1, 2002) increased from $2,031.8 million in 2002 to $2,486.7 million in 2003, an increase of $454.9 million, or 22.4%.

The following table shows net operating revenue by segment for the year ended December 31, 2003 and 2002 (in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002
Medical oncology services	$2,123,203	$1,758,626
Cancer center services	317,588	304,477
Other	59,151	63,143

	$2,499,942	$2,126,246

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Medical oncology net operating revenue increased from $1,759 million in 2002 to $2,123 million in 2003, an increase of 20.7%. The increase in medical oncology net operating revenue is attributed to an increased in pharmaceutical revenues, as well as the addition of 124 physicians.

Cancer center net operating revenue increased from $304.5 million to $317.6 million, an increase of 4.3%. Cancer center revenue increased as a result of the addition of 23 IMRTs, the opening of four cancer centers and an increase in PET scans of 56.9% over prior year. Growth of the cancer center net operating revenue was partially offset by the closing of one cancer center in 2003 and two cancer centers in 2002. Radiation treatments per day decreased from 2,592 to 2,538, while same store radiation treatments per day increased from 2,496 to 2,502.

PET scans increased from 12,777 in 2002 to 20,052 in 2003, an increase of 56.9%, which was attributable to an increase in same-facility PET scans per day of 29.1% and the addition of four PET systems during 2002 and five during 2003.

Currently 93.9% of our net operating revenue is derived under the PPM model.

Revenue. Our revenue is net operating revenue, less the amount of net operating revenue retained by our affiliated practices under PPM service agreements. The following presents the amounts included in the determination of our revenue (in thousands):

	Year Ended December 31,
	2003	2002
Net operating revenue	$2,499,942	$2,126,246
Amounts retained by practices	(534,217)	(477,345)

Revenue	$1,965,725	$1,648,901

Amounts retained by practices increased from $477.3 million in 2002 to $534.2 million in 2003, an increase of $56.9 million, or 11.9%. Such increase in amounts retained by practices is directly attributable to the growth in net patient revenue combined with the increase in profitability of affiliated practices. Amounts retained by practices as a percentage of net operating revenue decreased from 22.5% to 21.4% in 2003, as a result of our realignment of net revenue model practices throughout 2002 and 2003.

Revenue increased from $1,648.9 million in 2002 to $1,965.7 million in 2003, an increase of $316.8 million, or 19.2%. Revenue growth was primarily caused by increases in revenues attributable to pharmaceuticals and the addition of physicians.

The following table shows our revenue by segment for the years ended December 31, 2003 and 2002 (in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002
Medical oncology services	$1,683,854	$1,382,412
Cancer center services	224,136	208,195
Other	57,735	58,294

	$1,965,725	$1,648,901

Medicare is the practices’ largest payor. During 2003, approximately 41% and 3%, of the practices’ net patient revenue was derived from Medicare and Medicaid payments respectively and 41% and 2%, respectively, was so derived in the previous year. This percentage varies among practices. Medicare and Medicaid generally reimburse at lower rates than commercial payors, so this percentage increase adversely affects our margins. No other single payor accounted for more than 10% of our revenues in 2003 and 2002.

Texas Oncology, P.A., an affiliated oncology practice with locations throughout Texas under the earnings model, is our largest oncology group, accounting for approximately 25% of our revenues in 2003 and 2002. No other practice accounts for more than 10% of our revenue.

Pharmaceuticals and Supplies. Pharmaceuticals and supplies expense, which includes drugs, medications and other supplies used by the practices, increased from $866.4 million in 2002 to $1,128.5 million in 2003, an increase of $262.2 million, or 30.3%. As a percentage of revenue, pharmaceuticals and supplies increased from 52.5% in 2002 to 57.4% in 2003. The increase was primarily attributable to an increase in the percentage of our revenue attributable to pharmaceuticals as a result of increased use of supportive care drugs and utilization of more expensive chemotherapy agents. Such increases were partially offset by more favorable drug pricing with respect to certain drugs.

As long as pharmaceuticals continue to become a larger part of our revenue mix as a result of changing usage patterns (rather than growth of our business), we believe that our overall margins will continue to be adversely impacted. In addition, the pharmacy service line is a lower-margin business than our PPM model. We believe the service line model reduces risk in certain respects, since our compensation is not directly based on physician reimbursement and capital requirements are lower. However, to the extent we add additional service line practices under the pharmacy service line, we would expect our overall margins to be adversely impacted.

The Medicare Modernization Act is expected to lower pharmaceutical margins. The new reimbursement methodology under that act may also make certain of our strategies, such as obtaining favorable pricing from pharmaceutical manufacturers, more difficult to sustain.

General and Administrative. General and administrative expenses increased from $63.2 million in 2002 to $68.4 million in 2003, an increase of $5.2 million, or 8.2%. We incurred strategic planning and lobbying costs of approximately $2.1 million in 2003 in connection with the Medicare legislation. We anticipate incurring additional general and administrative costs during early 2004, as we add additional resources in our sales and marketing areas to strengthen our business development. As a percentage of revenue, general and administrative costs decreased from 3.8% in 2002 to 3.5% in 2003.

Other. Our other operational costs in the field increased as a result of expansion of services and inflation, partially offset by our efficiency enhancements. In addition, Field Compensation and Benefits costs have risen as a result of increases in compensation rates to address shortages of certain key personnel such as oncology nurses and radiation and radiology physicists, dosimetrists and technicians. We expect this shortage will continue to make recruitment efforts difficult and make it difficult for us to contain these costs in the future. These other costs decreased as a percentage of revenue because revenues (and expenses) attributable to pharmaceuticals are increasing at a more rapid rate than these expenses and other aspects of our business. However, we have been successful at controlling overall non-drug costs. Expenses other than pharmaceuticals and supplies as a percentage of revenue decreased from 40.5% in 2002 to 35.6% in 2003 as a result of our cost containment efforts both in the field and at the corporate level.

Overall, we experienced slightly lower operating margins from 2002 to 2003, with EBITDA as a percentage of revenue, decreasing from 11.3% in 2002 to 10.7% in 2003. Such decrease is attributable to the growth in pharmaceuticals as a percentage of our revenue and related pharmaceutical expenses and, to a lesser extent, the growth in affiliated practices under the service line model.

The table below presents information about reported segments for the years ended December 31, 2003 and 2002 (in thousands):

Year ended 2003:

	Medical Oncology Services	Cancer Center Services	Other	Unallocated General Administrative Expenses and Charges	Total
Net operating revenue	$2,123,203	$317,588	$59,151	$—	$2,499,942
Amounts retained by affiliated practices	(439,349)	(93,452)	(1,416)	—	(534,217)

Revenue	1,683,854	224,136	57,735	—	1,965,725
Operating expenses	(1,483,215)	(182,894)	(95,082)	(70,093)	(1,831,284)

Income (loss) from operations	200,639	41,242	(37,347)	(70,093)	134,441
Depreciation and amortization	114	29,335	44,629	—	74,078
Impairment, restructuring and other charges s	—	—	—	1,652	1,652

EBITDA	$200,753	$70,577	$7,282	$(68,441)	$210,171

Year ended 2002:

	Medical Oncology Services	Cancer Center Services	Other	Unallocated General Administrative Expenses and Charges	Total
Net operating revenue	$1,758,626	$304,477	$63,143	$—	$2,126,246
Amounts retained by affiliated practices	(376,214)	(96,282)	(4,849)	—	(477,345)

Revenue	1,382,412	208,195	58,294	—	1,648,901
Operating expenses	(1,204,072)	(164,245)	(102,367)	(213,289)	(1,683,973)

Income (loss) from operations	178,340	43,950	(44,073)	(213,289)	(35,072)
Depreciation and amortization	190	19,889	51,780	—	71,859
Impairment, restructuring and other charges s	—	—	—	150,060	150,060

EBITDA	$178,530	$63,839	$7,707	$(63,229)	$186,847

EBITDA in Medical Oncology increased primarily as a result of growth in revenue. Medical Oncology EBITDA margin decreased from 10.2% in 2002 to 9.5% in 2003, primarily as a result of increased use of lower-margin drugs.

EBITDA in Cancer Center Services increased primarily as a result of growth in revenue. Cancer Center Services EBITDA margin increased from 21.0% in 2002 to 22.2% in 2003.

Impairment, Restructuring and Other Charges.

During 2003, we recognized restructuring and other charges of $1.7 million, net; and during 2002, we recognized impairment, restructuring and other charges of $150.1 million, net as follows (in thousands):

	Year Ended December 31,
	2003	2002

Impairment charges	$—	$135,147

Restructuring charges	900	3,825

Other charges	752	11,088

Total	$1,652	$150,060

The following is a detailed description of the charges during 2003 and 2002 (in thousands):

	Year Ended December 31,
	2003	2002
Impairment charges
Write-off of service agreements	$—	$113,197
Impairment of cancer center fixed assets	—	27,603
Gain on sale of practice assets	—	(5,653)
Restructuring charges
Personnel reduction costs	900	2,381
Consulting costs for implementing service line	—	1,444
Other charges
Write-off of an affiliate receivable	—	11,088
Other	752	—

	$1,652	$150,060

Impairment Charges

During 2002, we recognized (a) a non-cash pretax charge of $5.2 million in the fourth quarter related to impairment of a service agreement under which we had significantly reduced the scope of our services during the year, based upon our analysis of future cash flows under likely future scenarios for that agreement; (b) a non-cash, pretax charge of $68.3 million during the third quarter comprising (i) a $13.0 million charge related to a PPM service agreement that was terminated in connection with conversion to the service line model, (ii) a $51.0 million charge related to three net revenue model service agreements that became impaired during the third quarter based upon our analysis of projected cash flows under those agreements, taking into account developments in those markets during the third quarter and (iii) a $4.3 million charge related to a group of physicians under a net revenue model service agreement with which we disaffiliated during the third quarter; and (c) a non-cash, pretax charge of $39.7 million during the second quarter comprising (i) a $33.8 million charge related to a net revenue model service agreement that became impaired during the second quarter based upon our analysis of projected cash flows under that agreement, taking into account developments in that market during the second quarter and (ii) a $5.9 million charge related to two PPM service agreements that were terminated in connection with conversions to the service line model.

During the fourth quarter of 2002, we recognized a charge of $27.6 million related to impairment of fixed assets. This charge was based on our estimate of future cash flows from our cancer center assets, taking into account developments during the fourth quarter of 2002. All of the impaired cancer centers were at practices that had been on the net revenue model at the outset of center development. In assessing likely future performance, we make estimates of the likelihood and impact of possible operational improvements, as well as looking at existing performance. If we have made a determination to dispose of a center, our valuation is based upon the value of that disposition. In making estimates regarding possible improvements in performance, we take into consideration the economic arrangement with the practice, as well as certain qualitative considerations regarding the continued growth prospects of the practice, internal practice management, and our relationship with the practice.

The $5.6 million net gain on sale of practice assets during 2002 consisted of a $3.6 million net gain on sale of practice assets during the third quarter comprising (a) net proceeds of $4.9 million paid by converting and disaffiliating physicians; (b) a $0.3 million net recovery of working capital assets, partially offset by a $1.1 million net charge arising from our accelerating consideration that would have been due to physicians in the future in connection with those transactions; and (c) a $2.0 million net gain on sale of practice assets during the second quarter. During that quarter, we terminated a service agreement as it related to certain radiology sites and sold the related assets, including the right to future revenues attributable to radiology technical fee revenue at those sites, in exchange for delivery to us of 1.1 million shares of our common stock. In connection with that sale, we also recognized a write-off of a receivable of $0.6 million due from the physicians and made a cash payment to the buyer of $0.6 million to reflect purchase price adjustments during the third quarter. The transaction resulted in a $3.9 million gain based on the market price of our Common Stock as of the date of the termination. This gain was partially offset by a $1.9 million net impairment of working capital assets relating to service line conversions, disaffiliations and potential disaffiliations.

Restructuring Charges

During the fourth quarter of 2003, we recognized restructuring charges of $0.9 million relating to personnel reductions, of which $0.6 million was paid in 2003.

In connection with our focus on internal operations and cost structure, management commenced an initiative to further centralize certain accounting and financial reporting functions at our corporate headquarters in Houston, Texas, resulting in charges for personnel reduction costs of $2.4 million in 2002, all of which was paid in 2002. During 2002, we also recognized restructuring charges of $1.4 million in consulting fees related to its introduction of the service line model.

Other Charges

During 2003, we recognized a net charge of $0.8 million consisting of a $1.8 million loss on the sale of a cancer center partially offset by a gain of $1.0 million relating to lower than expected losses resulting from the bankruptcy of one of our insurance carriers.

During the third quarter of 2002, we recognized an $11.1 million write-off of an $11.1 million receivable due to us from one of our affiliated practices. In the course of our PPM activities, we advance amounts to physician groups and retain fees based upon our estimates of practice performance. Subsequent events and related adjustments may result in the creation of a receivable with respect to certain amounts advanced. During the third quarter of 2002, we made the determination that such amounts owed by physician practices to us had become uncollectible due to, among other things, the age of the receivable and circumstances relating to practice operations.

Interest. Net interest expense decreased from $21.3 million in 2002 to $19.5 in 2003, a decrease of $1.8 million or 8.5%. As a percentage of revenue, net interest expense decreased from 1.3% in 2002 to 1.0% in 2003. On February 1, 2002, we refinanced our indebtedness by issuing $175 million in 9.625% Senior Subordinated Notes due 2012, repaying in full our existing Senior Secured Notes and terminating our existing credit facility. Our previously existing $100 million Senior Secured Notes bore interest at a fixed rate of 8.42% and would have required a $20 million repayment of principal in each of the years 2002 through 2006. Higher levels of debt during 2002, as compared to 2003, contributed to the decrease in interest expense.

Income Taxes. For 2003, we recognized a tax provision of $44.3 million, resulting in an effective tax rate of 38.5% compared to a tax benefit of $24.1 million in 2002, resulting in an effective tax rate of 34.4% for the same prior year period. The tax benefit is a result of the impairment and restructuring charges discussed above. The effective tax rate in 2002 reflects management’s estimate of the limited extent to which we will be able to deduct the impairment, restructuring and other charges at the state level.

Loss on Early Extinguishment of Debt. During the first quarter of 2002, we recorded a loss of $13.6 million, before income taxes of $5.2 million, in connection with the early extinguishment of our $100 million Senior Secured Notes due 2006 and our existing credit facility. The loss consisted of payment of a prepayment penalty of $11.7 million on the Senior Secured Notes and a write-off of unamortized deferred financing costs of $1.9 million related to the terminated debt agreements.

Net Income (Net Loss). Net income increased from a loss of $(45.9) million, or $(0.47) per diluted share, in 2002 to net income of $70.7 million, or $0.77 per share, in 2003, an increase of $116.6 million. Included in net income for 2002 are pre-tax impairment, restructuring and other charges of $150.1 million and a pre-tax loss on early extinguishment of debt of $13.6 million. Excluding the loss on early extinguishment of debt and the impairment, restructuring and other charges, net income for 2002 would have been $58.1 million, which represents earnings per share of $0.59.

Liquidity and Capital Resources

As of December 31, 2003, we had net working capital of $148.6 million, including cash and cash equivalents of $124.5 million. We had current liabilities of $397.8 million, including $79.7 million in current maturities of long-term debt, and $188.4 million of long-term indebtedness. During 2003, we generated $231.3 million in net operating cash flow, invested $87.6 million, net and used cash from financing activities in the amount of $94.2 million. As of February 25, 2004, we had cash and cash equivalents of approximately $150 million.

Cash Flows From Operating Activities

During 2003, we generated $231.3 million in cash flows from operating activities as compared to $150.1 million in 2002. The increase in cash flow is attributable to (i) advance purchases of certain pharmaceutical products during 2002 in order to obtain favorable pricing, (ii) differences in timing of recognition of tax benefits associated with our model transitional activity in 2003, and (iii) timing of certain working capital payments. In addition our increase in cash flows is attributable to an increase in amounts due to affiliates arising from the timing of distribution of certain pharmaceutical rebates and payment of certain management fee rebates to physician practices. Such amounts were earned in respect of 2003, but will not be paid until 2004. Our accounts receivable days outstanding as of December 31, 2003, decreased to 46 days from 48 days as of December 31, 2002 and from 50 days as of December 31, 2001.

Cash Flows from Investing Activities

During 2003 and 2002, we expended $89.2 million and $59.1 million in capital expenditures. During 2003 and 2002, we expended $62.4 million and $34.1 million, respectively, on the development and construction of cancer centers and PET systems. Expected capital expenditures on cancer center and PET system development for 2003 are below forecasted amounts due to our focus on transitional activity. Maintenance capital expenditures were $26.8 million and $25.0 million in 2003 and 2002, respectively. For all of 2004, we anticipate expending a total of approximately $30-$35 million on maintenance capital expenditures and approximately $60-70 million on development of new cancer centers and PET system installations. In addition to these capital expenditures, we have financed, and will in the future finance, most of our PET systems investments and a portion of our cancer center investments through operating leases.

Cash Flows from Financing Activities

During 2003, we used cash from financing activities of $94.2 million as compared to cash used of $19.1 million in 2002. Such decrease in cash used is primarily attributed to the expenditure of $87.5 million to repurchase 10.2 million shares of our Common Stock during 2003.

We currently expect that our principal use of funds in the near future will be in connection with the purchase of medical equipment, investment in information systems and the acquisition or lease of real estate for the development of integrated cancer centers and PET systems. In addition, we anticipate that from time to time we will make significant purchases of pharmaceuticals in excess of normal patterns to take advantage of available volume discounts and rebates. Although we expect to fund our capital needs during 2004 with our available cash and cash generated from operations, in the future, we may have to incur additional debt or issue additional debt or equity securities from time to time. Capital available for health care companies, whether raised through the issuance of debt or equity securities, is quite limited. As a result, we may be unable to obtain sufficient financing on terms satisfactory to management or at all.

On February 1, 2002, we entered into a five-year $100 million syndicated revolving credit facility and terminated our existing syndicated revolving credit facility. Proceeds under that credit facility may be used to finance the development of cancer centers and new PET systems, to provide working capital or for other general business purposes. No amounts have been borrowed under that facility. Our credit facility bears interest at a variable rate that floats with a referenced interest rate. Therefore, to the extent we have amounts outstanding under the credit facility in the future, we would be exposed to interest rate risk under our credit facility.

On February 1, 2002, we issued $175 million in 9.625% Senior Subordinated Notes due 2012 to various institutional investors in a private offering under Rule 144A under the Securities Act of 1933. The notes were subsequently exchanged for substantially identical notes in an offering registered under the Securities Act of 1933. The notes are unsecured, bear interest at 9.625% annually and mature in February 2012. Payments under those notes are subordinated in substantially all respects to payments under our new credit facility and certain other debt.

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We used the proceeds from the Senior Subordinated Notes to repay in full our existing $100 million in Senior Secured Notes due 2006, including a prepayment penalty of $11.7 million due as a result of our repayment of the notes before their scheduled maturity. We also used proceeds from the Senior Subordinated Notes to pay fees and related expenses of $4.8 million associated with issuing those notes and to pay fees and related expenses of $2.7 million in connection with the new credit facility. During the first quarter of 2002, we recognized the prepayment penalty of $11.7 million and a write-off of unamortized deferred financing costs related to the terminated debt agreements of $1.9 million, which were recorded as a loss on early extinguishment of debt during the first quarter of 2002.

We entered into a leasing facility in December 1997, which we have used to finance the acquisition and development of cancer centers. Since December 31, 2002, the lease has been classified as indebtedness on our financial statements since we have guaranteed 100% of the residual value of the properties in the lease since that date. As of December 31, 2003, we had $70.2 million outstanding under the facility and no further amounts are available under that facility. The annual cost of the lease is approximately $2.9 million, based on interest rates in effect as of December 31, 2003.

The lease matures in June 2004 and is therefore classified as a current maturity in our balance sheet. We can renew the lease with lender consent, but have not yet determined whether we will seek consent or repay or refinance the lease. Cash reserves and availability under our revolving credit facility are more than adequate to satisfy our obligations at maturity.

Because the lease payment floats with a referenced interest rate, we are also exposed to interest rate risk under the lease. A 1% increase in the referenced rate would result in an increase in lease payments of $0.7 million annually.

Borrowings under the revolving credit facility and advances under the leasing facility bear interest at a rate equal to a rate based on prime rate or the London Interbank Offered Rate, based on a defined formula. The credit facility, leasing facility and Senior Subordinated Notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness and prohibitions on the payment of dividends. Events of default under our credit facility, leasing facility and Senior Subordinated Notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as security under the credit facility and the guarantee obligations of our leasing facility.

We are currently in compliance with covenants under our leasing facility, revolving credit facility and Senior Subordinated Notes, with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations to fund working capital and capital expenditures for our fixed assets.

The following summarizes our contractual obligations in respect of our indebtedness and noncancelable leases at December 31, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods (based on interest rates in effect as of December 31, 2003, in millions):

Obligation	2004	2005	2006	2007	2008	After 2009
Principal maturities of long-term indebtedness, including capital lease obligations	79.7	6.2	4.9	1.8	0.1	175.5
Non-cancelable operating leases	44.3	35.7	29.5	25.7	18.9	67.7

In addition, we are obligated to pay $6.4 million under pending construction contracts, which we would expect to pay during 2004, depending on the progress of construction projects.

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